Exhibit 99.1

Consent of Director Nominee

Altice USA, Inc. (the “Company”) is filing a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of shares of the Company’s Class A common stock and Class B common in a spin-off transaction by the Company’s parent, Altice N.V.  In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a future member of the board of directors of the Company in the Registration Statement, as may be amended from time to time.  I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Patrick Drahi
Name: Patrick Drahi

Dated: January 8, 2018